UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Navient Corporation
(Name of Registrant as Specified In Its Charter)

Canyon Capital Advisors LLC

Canyon Value Realization Fund, L.P.

The Canyon Value Realization Master Fund (Cayman), L.P.

Canyon Value Realization Fund MAC 18, Ltd.

Canyon Balanced Master Fund, Ltd.

Canyon-GRF Master Fund II, L.P.

Canyon Distressed Opportunity Master Fund II, L.P.

EP Canyon Ltd.

Canyon NZ-DOF Investing, L.P.

Canyon-EDOF (Master) L.P.

Mitchell R. Julis

Joshua S. Friedman

Jonathan Heller

Sergey Kamensky

Alan Robert Ginsberg

Gregory A. Pratt

Ivona Smith

Robert B. Webster

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This filing contains a communication issued by Canyon Capital Advisors LLC, dated February 21, 2019.

On February 21, 2019, Canyon Capital Advisors LLC (“Canyon”) issued the following press release:

Canyon Partners Proposes Minority Slate of Nominees

LOS ANGELES, Feb. 21, 2019 /PRNewswire/ — Canyon Capital Advisors LLC (together with certain of its affiliates, “Canyon”), today sent a letter to the board of directors (the “Board”) of Navient Corporation (“Navient”) (NASDAQ: NAVI) proposing a minority slate of four nominees for election to the Board as independent directors at Navient’s 2019 annual meeting of stockholders.

The full text of the letter sent to the Board can be read below:

February 21, 2019

Board of Directors

Navient Corporation (“Navient” or the “Company”)

123 Justison Street

Wilmington, DE  19801

Re:     Canyon’s Proposed Minority Slate

Members of the Board:

As you know, Canyon Capital Advisors LLC (together with certain of its affiliates, “Canyon”) is the investment advisor to funds and accounts that hold more than 25.6 million shares, over 10%, of the outstanding common stock of the Company.  Canyon has been a Navient investor for years and is the Company’s largest shareholder.

As such, Canyon has serious concerns about the direction of the Company.  Rather than focusing on managing its legacy assets obtained at the time of spin-off, the Company has used the cash flows from those assets to subsidize new, non-core businesses with uncertain growth and profitability prospects.  We believe this has contributed to the poor performance of the Company’s stock price. The Company also removed ‘operating expense/efficiency’ benchmarks from the metrics of its management’s incentive plan, further highlighting the Company’s emphasis on growth at the expense of profitability.

We attempted to engage with you about a potential transaction.  We simply requested that you continue to engage with us, and defer the February 23 deadline for action at the Company’s upcoming annual meeting (in order to allow us time to complete the necessary remaining diligence and negotiate a contract). However, you declined to provide the information we requested, abruptly walked away from our discussions, and refused to extend the deadline for shareholder action.

Accordingly, yesterday we withdrew our initial expression of interest and informed you that we do not intend to participate in an acquisition process.  Instead, we seek to bring a fresh perspective and oversight to Navient’s strategic direction by nominating directors for election at the annual meeting with the requisite experience and independence.  We are proposing the following four candidates (a minority slate), all of whom are independent of Canyon:

•                  Alan Robert Ginsberg

•                  Gregory A. Pratt

•                  Ivona Smith

•                  Robert Webster

We include brief bios of the candidates in Attachment A.  As you will see, they are a diverse group possessing in-depth financial expertise and a wealth of experience in investment and financial services, along with extensive corporate governance experience on the boards of numerous public and private companies (including at companies in challenging situations).  We are confident that they possess the leadership skills, expertise and perspective necessary to help guide the Company forward and address the issues of concern to all shareholders.

Canyon acquired its position in the Company based on its assessment of the significant value it sees in the cash flows generated by the Company’s legacy assets.  When the Company was spun off from Sallie Mae, the initial plan was to manage those inherited assets and return capital to shareholders.  Instead, the legacy asset cash flows have been used increasingly to acquire a collection of subscale and largely unrelated new businesses that include Gila, Xtend, and Duncan (Business Process Outsourcing (“BPO”) businesses) and more recently Earnest (a loan refinance (“refi”) business).

We believe that a number of these acquired businesses are being subsidized by cash flows from the legacy assets.  The subsidies are principally in the form of $250-275 million in un-allocated overhead expenses, which if fully allocated would make clear that nearly all of the other businesses are less profitable or lose money.  That is reflected in an expense allocation analysis we shared with you and with management (who responded that they can neither agree nor disagree with our conclusions).  We include that analysis as Attachment B (in redacted form in order to eliminate non-public information when we release this letter publicly).

Besides depleting capital and liquidity, these non-core businesses have other issues as well.  The loss of major contracts could make it particularly challenging for the BPO businesses to be profitable.  The loss of one such contract already has required the Company to write down a portion of intangibles associated with its Gila acquisition, and the Company stated in its periodic filings that the revenue performance of Xtend since its acquisition has been below expectations.

Earnest’s refi business is effectively a fixed-rate lending business, in which margins contract as interest rates rise.  In addition to dealing with margin compression, the Company has had to temporarily fund acquisition of loans with higher cost warehouse and high-yield debt, making the economics of the refi business even less advantageous.

Growth is not an end in itself, nor does it come without costs and risks.  In our view, the costs and risks of the Company’s growth strategy significantly outweigh the benefits to shareholders.  Indeed, it appears that the only potential beneficiary of the strategy is management.  Beginning with the Company’s FY 2017 proxy statement, “Operating expense/efficiency” was removed as a metric from the Company’s management incentive plan and “Revenue from growth business” was added.  Incentivizing revenue growth alone does not incentivize profitability or assure greater shareholder value, and  the Company has not even been able to meet its own revenue targets applicable to this metric.

Having constructed our own set of projections, we believe there is real risk that without significant change in direction, within four or five years the Company will only break even or actually suffer a loss.  The market also does not appear to have endorsed the Company’s direction, with Company’s stock price having underperformed the S&P 500 index by over 70 percentage points since the Sallie Mae spin-off (both with and without including dividends in the calculation).

Canyon continues to have confidence in the Company’s core legacy asset business, which generates strong, steady cash flows that can provide abundant debt coverage and positive shareholder returns.  The Company appears to have lost sight of this, and its current value has been depressed by the ill-conceived strategy of growth for growth’s sake.  The Company must refocus that strategy.

Many of the incumbent directors have been on the board since its spin-off from Sallie Mae and have supported the failed growth strategy.  It is time for a fresh set of eyes.  An appropriately reinvigorated Board must guide the needed refocus, and we believe our proposed minority slate of candidates will help to provide that guidance.

Sincerely,

Canyon Capital Advisors LLC,

on behalf of its managed funds and accounts

About Canyon Partners LLC

Founded and partner owned since 1990, Canyon employs a deep value, credit intensive approach across its investment platform. Canyon specializes in value-oriented special situation investments for endowments, foundations, pension funds, sovereign wealth funds, family offices and other institutional investors. The firm invests across a broad range of asset classes, including distressed loans, corporate bonds, convertible bonds, securitized assets, direct investments, real estate, arbitrage, and event-oriented equities. For more information visit: www.canyonpartners.com.

Additional Important Information about the Solicitation and Participants

Canyon Capital Advisors LLC (“CCA”) plans to file a proxy statement for use in soliciting proxies for the 2019 annual meeting of stockholders of Navient Corporation (the “Company”).  Stockholders are advised to read the proxy statement when it becomes available because it will contain important information.  When the proxy statement becomes available, stockholders will be able to obtain it and any other relevant documents at no charge on the SEC’s website at http://www.sec.gov.

CCA, its managed funds and accounts holding shares of common stock of the Company, Mitchell R. Julis, Joshua S. Friedman, Jonathan Heller, Sergey Kamensky, Alan Robert Ginsberg, Gregory A. Pratt, Ivona Smith and Robert B. Webster (collectively, the “Participants”) may be deemed to be participants in the proxy solicitation.  The direct or indirect interests of the Participants in the proxy solicitation are described in Exhibit 1 to the filing of this press release that CCA is making with the SEC pursuant to Rule 14a-12 under the Securities Exchange Act (“Rule 14a-12”), which supersedes Exhibit 1 to the filing that CCA made with the SEC on February 20, 2019 pursuant to Rule 14a-12 and can be obtained at no charge on the SEC’s website at http://www.sec.gov.

Cautionary Statement Regarding Forward-Looking Information

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different.   In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results.  Canyon disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.  Canyon has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Media Contact:
Brian Schaffer
Prosek Partners
(646) 818-9229
bschaffer@prosek.com

ATTACHMENT A

Brief Bios of Our Nominees

Alan Robert Ginsberg is the founder and chief executive officer of Larchmont Advisors Inc., an institutional investor consulting firm founded in 2000.  From 1986 to 2000, Mr. Ginsberg worked as an investment banker with a focus on corporate fixed income/high-yield debt research  at various investment banks, including serving as a managing director and the global head of high-yield debt research and U.S. investment grade debt research at Barclays Capital.  Since 2000, he has served as a board member on behalf of institutional investors or owners for private companies in various industries.

Gregory A. Pratt has extensive experience serving as an executive officer and director of public and private companies across a variety of industries.  Since 1984, he has held key executive and board leadership positions at multiple publicly-traded companies,  including as chairman, chief executive officer, president and now non-executive chairman of Carpenter Technology Corporation and as lead director of Tredegar Corporation. He has also served as a member of the Standing Advisory Group of the Public Company Accounting Oversight Board and the Chair of the Capital Area Chapter of the National Association of Corporate Directors.

Ivona Smith is an advisor at Drivetrain LLC, an independent fiduciary services firm. She has over twenty-five years of experience in the financial services industry, providing financial and investment advisory services and acting as portfolio manager and managing director at various investment management and advisory firms, including Restoration Capital Management LLC, a hedge fund with a focus on distressed assets that she co-founded in 2001. Since joining Drivetrain, Ms. Smith has served as an independent director on the boards of various companies.

Robert B. Webster is the co-founder and senior managing director of Twin Haven Capital Partners, LLC, an investment management firm founded in 2009.  Prior to launching Twin Haven Capital, Mr. Webster worked as a managing director and senior portfolio manager at Pequot Capital Management, an investment management firm, from 2001 to 2009, and as a managing director at Pacific Capital Group, a family office with substantial assets, from 2000 to 2001.  Mr. Webster has also served on the boards of 14 private and public companies.

ATTACHMENT B

Project Niagara Overhead Analysis © Canyon Capital Advisors LLC Page 1

Overview © Canyon Capital Advisors LLC Page 2 The following pages delineate our attempt to analyze business line profitability To accomplish this, we attempt to allocate the $250 - $300 of annual unallocated overhead across the assets in run off (value of asset cash flows) versus the other operating businesses We would appreciate a response or correction of our methodologies where we are wrong This analysis yields high level takeaways, as per below: Duncan + Earnest lose ~$44mm / year combined Gila + Xtend lose ~$15mm / year combined Dept of Ed Servicing loses ~$55mm / year Material expense reductions will need to be made if Dept of Ed business is not renewed

Unallocated Overhead Expenses © Canyon Capital Advisors LLC Page 3 In its Q3 2018 filings, Niagara (the “Company”) reported $67 million of unallocated overhead expenses ($268 million on an annualized basis) Net of $4 million (quarterly) of reported unallocated operating costs known to be associated with Duncan and Earnest1 Unallocated overhead can be divided as follows: Unallocated overhead is allocated to the various business divisions of the Company to demonstrate fully burdened unit profitability The Company reports $71 million of unallocated overhead on page 41 of its Q3 2018 10Q, however states that $4 million of the $71 million relates to operating costs from businesses acquired in 2017 (Duncan Solutions and Earnest). As such, we allocate the $4 million of operating costs 50% to Duncan Solutions and 50% to Earnest and remove them from unallocated overhead expenses. The remaining unallocated overhead expenses are $67 million Based on reported ($ in millions) $ Amount Category Quarterly Annualized Allocation % IT - Corporate $25.6 $102.2 36.0% IT - Subsidiary Level 4.5 18.1 12.0% Internal Audit 0.7 2.8 1.0% Regulatory-related costs 2 9.0 36.0 12.7% Other / Government Relations 0.9 3.8 1.3% Legal/Gov't/Risk/Internal Audit/PR 10.7 42.6 15.0% Stock-Based Compensation 5.3 21.3 50.0% Management Incentive Plan 5.3 21.3 50.0% Stock-Based Compensation / Management Incentive Plan 10.7 42.6 15.0% CFO/Treasury/FP&A/IR 7.1 28.6 87.5% Vendor Management and Other 1.0 4.1 12.5% Office of CFO 8.2 32.7 11.5% HR/Facilities 5.3 21.3 7.5% Office of CEO/Marketing/Other 2.1 8.5 3.0% Total $67.0 $268.0 100.0%

Total Company revenues are allocated across the various business lines as follows: The adjusted revenue allocation % (highlighted in the red box above) is the primary driver used to allocated unallocated overhead It is a blended figure, where we first allocate expenses based on revenue contribution of every business, and second we re-allocate ~1/3rd of resulting Student Loan overhead back to all other businesses on a pro rata basis. The reasoning being that the Student Loan business line is in runoff, and while currently generating the majority of revenues, it does not require ongoing spend proportional to its revenue contribution. The Regulatory-related costs and Other /Gov’t Relations categories of unallocated overhead expense are exclusively weighted towards the DoE Servicing (90%) and Student Loans (10%) business lines, based on where we anticipate those expenses would occur Corporate IT and Subsidiary level IT costs are primarily driven by volume of hardware/server use (e.g. MIPS utilization). Therefore, unallocated overhead costs associated with these categories are allocated based on loan UPB amounts as shown below, which are representative of relative loan processing utilization. This allocation is done after allocating 20% to the business lines outside of Student Loans, Earnest and DoE Servicing The allocation to Earnest is increased to account for additional technology spend from the ongoing integration and planned scale up of the Earnest platform Unallocated Overhead Expenses (Cont’d) © Canyon Capital Advisors LLC Page 4 Excludes $18 million of Federal Education segment other income which primarily relates to the First Data transaction Assumed Earnest net interest income based on average assets of $2 billion with an assumed yield of 5.5% (resulting in $28 million of quarterly interest income), with 40% of average balance financed with a warehouse facility at assumed rate of 5.5%, 20% of average balance financed through term funding at assumed rate of 3.75% and 40% of average balance financed with unsecured at assumed rate of 6.0% (resulting in a $27 million blended quarterly cost of funds), resulting in net interest income of $1 million Based on reported $202million of consumer lending segment net interest income less estimated $1 million of net interest income associated with Earnest Implied third party servicing revenue based on $67 million of total Federal Education servicing revenue less $35 million of reported DoE servicing revenue Based on $3 million of other income (loss) net of $2 million allocated to BPO Other 3 2 4 5 ($ in millions) Student Loan Assets Gila/ BPO DoE Asset 3rd Party DoE Other DoE + As of Q3 2018 FFELP Private Total Earnest Duncan Xtend Other Segment Recovery Servicing Servicing Unalloc. Unalloc. Annual Net Interest Income $163 $201 $364 $1 $365 $1,460 Provision for loan losses (10) (75) (85) (85) (340) NII net of provision 153 126 279 1 280 1,120 Unallocated net int exp (38) (38) (152) Adjusted NII 241 1 242 968 Servicing revenue - DOE 35 35 35 140 Servicing revenue - 3rd parties 32 10 40 Other non interest revenue 3 17 45 2 64 42 1 1 132 528 Total Revenue 1 $241 $4 $17 $45 $2 $64 $42 $32 $35 $1 $36 $419 $1,676 % of Total Revenue 58% 1% 4% 11% 0% 15% 10% 8% 8% 0% 9% 100% 100% Adjusted Revenue Allocation % 37% 1% 6% 16% 1% 23% 15% 11% 13% 0% 13% 100% 100% Q3 2018 Reported Business Line ($ in millions) Loans UPB % of UPB Allocation % Student Loans $98,689 31% 15% Earnest 2,064 1% 7% DoE Servicing 218,418 68% 60% Other business lines NM NM 18% Total $319,171 100% 100%

Scenario 1: Standalone Allocation (includes DoE Business) Unallocated Overhead Expenses (Cont’d) © Canyon Capital Advisors LLC Page 5 The table below shows the resulting allocation percentages based on the methodology described on the prior page: PERCENT ALLOCATIONS: Student Gila/ DoE Asset 3rd Party DoE Allocation Category Loans Earnest Duncan Xtend Other Recovery Servicing Servicing Total Driver IT - Corporate 15% 7% 2% 5% 0% 6% 5% 60% 100% UPB w/ Earnest adj IT - Subsidiary Level 15% 7% 2% 5% 0% 6% 5% 60% 100% UPB w/ Earnest adj Legal/Government/Risk/Internal Audit/PR Internal Audit 37% 1% 6% 16% 1% 15% 11% 13% 100% % Adj Revenue Regulatory-related costs 10% 0% 0% 0% 0% 0% 0% 90% 100% Subjective Other /Government Relations 10% 0% 0% 0% 0% 0% 0% 90% 100% Subjective Stock-Based Compensation / Management Incentive Plan Stock-Based Compensation 37% 1% 6% 16% 1% 15% 11% 13% 100% % Adj Revenue Management Incentive 37% 1% 6% 16% 1% 15% 11% 13% 100% % Adj Revenue Office of CFO CFO/Treasury/FP&A/IR 37% 1% 6% 16% 1% 15% 11% 13% 100% % Adj Revenue Vendor Management and Other 37% 1% 6% 16% 1% 15% 11% 13% 100% % Adj Revenue HR/Facilities 37% 1% 6% 16% 1% 15% 11% 13% 100% % Adj Revenue Office of CEO/Marketing/Other 37% 1% 6% 16% 1% 15% 11% 13% 100% % Adj Revenue

Scenario 1: Standalone Allocation (includes DoE Business) Unallocated Overhead Expenses (Cont’d) © Canyon Capital Advisors LLC Page 6 The below tables show the resulting dollar amounts of allocated overhead expenses by category and business line: DOLLAR ALLOCATIONS: Q3 2018 figures are annualized in the table below Note: Q3 2018 figures are annualized in the table above ($ in millions) Student Gila/ DoE Asset 3rd Party DoE Allocation Category Loans Earnest Duncan Xtend Other Recovery Servicing Servicing Total Driver IT - Corporate $15.3 $7.2 $2.0 $5.1 $0.0 $6.1 $5.1 $61.3 $102.2 UPB w/ Earnest adj IT - Subsidiary Level 2.7 1.3 0.4 0.9 - 1.1 0.9 10.8 18.1 UPB w/ Earnest adj Legal/Government/Risk/Internal Audit/PR Internal Audit 1.1 0.0 0.2 0.4 0.0 0.4 0.3 0.4 2.8 % Adj Revenue Regulatory-related costs 3.6 - - - - - - 32.4 36.0 Subjective Other /Government Relations 0.4 - - - - - - 3.4 3.8 Subjective Stock-Based Compensation / Management Incentive Plan Stock-Based Compensation 8.0 0.3 1.3 3.4 0.1 3.1 2.4 2.7 21.3 % Adj Revenue Management Incentive 8.0 0.3 1.3 3.4 0.1 3.1 2.4 2.7 21.3 % Adj Revenue Office of CFO CFO/Treasury/FP&A/IR 10.7 0.4 1.7 4.5 0.2 4.2 3.2 3.6 28.6 % Adj Revenue Vendor Management and Other 1.5 0.1 0.2 0.6 0.0 0.6 0.5 0.5 4.1 % Adj Revenue HR/Facilities 8.0 0.3 1.3 3.4 0.1 3.1 2.4 2.7 21.3 % Adj Revenue Office of CEO/Marketing/Other 3.2 0.1 0.5 1.3 0.1 1.3 1.0 1.1 8.5 % Adj Revenue Total Unallocated $62.4 $9.8 $8.9 $23.1 $0.8 $23.2 $18.2 $121.7 $268.0 Direct Expenses 183.1 36.0 72.0 172.0 0.0 109.2 102.4 77.3 752.0 Total Expenses $245.5 $45.8 $80.9 $195.1 $0.8 $132.4 $120.6 $198.9 $1,020.0 Pre-Tax Earnings After Allocation $719.5 ($30.8) ($12.9) ($15.1) $7.2 $35.6 $7.4 ($54.9) $656.0 Pre-Tax Earnings Before Allocation $781.9 ($21.0) ($4.0) $8.0 $8.0 $58.8 $25.6 $66.7 $924.0

Scenario 2: Allocation ex-DoE Unallocated Overhead Expenses (Cont’d) © Canyon Capital Advisors LLC Page 7 The scenario below seeks to allocate the unallocated overhead expense base if the Company eliminated its DoE Asset Recovery and DoE Servicing business lines (contracts expire in 2019 and 2020, respectively) Assumes a certain percentage of the unallocated overhead expenses previously allocated to the two DoE business lines are fixed and cannot be removed. As such, those costs estimated to be fixed get reallocated pro rata across the remaining business lines Variable expenses from the DoE business lines are assumed to be fully removed Assumes the below percentage of unallocated overhead expenses are fixed across the categories: % Variable is the percent of unallocated overhead expenses originally allocated to the two DoE entities that are removed assuming the two business lines are shut down Category % Fixed % Variable $ Fixed $ Variable Infrastructure IT 80.0% 20.0% $13.5 $3.4 Other IT/I&O/Unallocated IT From Acquired Subs/App Development 80.0% 20.0% 2.4 0.6 Legal/Gov't/Risk/Internal Audit/PR 20.0% 80.0% 1.8 7.3 Stock-based compensation / Mgmt incentive 95.0% 5.0% 2.8 0.1 Office of CFO 95.0% 5.0% 2.1 0.1 HR/Facilities 80.0% 20.0% 1.2 0.3 Office of CEO/Marketing/Other 95.0% 5.0% 0.6 0.0

Scenario 2: Allocation ex-DoE Unallocated Overhead Expenses (Cont’d) © Canyon Capital Advisors LLC Page 8 The resulting overhead allocation (on a quarterly basis) after removing the DoE business segments is shown below: The resulting overhead allocation (on an annual basis) after removing the DoE business segments is shown below: This analysis demonstrates that the Company would need to cut ~$234mm of expenses, while profitability would still decline ~$80mm per year ($ in millions) Student Gila/ 3rd Party Total DoE Expenses Removed Category Loans Earnest Duncan Xtend Other Servicing Quarterly Asset Recovery Servicing Total IT - Corporate $3.8 $1.8 $0.5 $1.3 $0.0 $1.3 $8.7 $0.3 $3.1 $3.4 IT - Subsidiary Level 0.7 0.3 0.1 0.2 0.0 0.2 1.5 0.1 0.5 0.6 Legal/Government/Risk/Internal Audit/PR 1.3 0.0 0.0 0.1 0.0 0.1 1.5 0.1 7.2 7.3 Stock-Based Compensation / Management Incentive Plan 4.0 0.1 0.6 1.7 0.1 1.2 7.7 0.1 0.1 0.1 Office of CFO 3.1 0.1 0.5 1.3 0.1 0.9 5.9 0.1 0.1 0.1 HR/Facilities 2.0 0.1 0.3 0.8 0.0 0.6 3.9 0.2 0.1 0.3 Office of CEO/Marketing/Other 0.8 0.0 0.1 0.3 0.0 0.2 1.5 0.0 0.0 0.0 Estimated share of unallocated overhead $15.6 $2.5 $2.2 $5.8 $0.2 $4.5 $30.8 $0.8 $11.1 $11.9 Reallocation of DoE fixed overhead 12.2 3.4 1.5 3.8 0.1 3.4 24.3 - - - Total Unallocated $27.8 $5.9 $3.7 $9.6 $0.3 $7.9 $55.1 $0.8 $11.1 $11.9 Direct Expenses 45.8 9.0 18.0 43.0 0.0 25.6 141.4 27.3 19.3 46.6 Total Expenses $73.6 $14.9 $21.7 $52.6 $0.3 $33.5 $196.5 $28.1 $30.4 $58.5 Pre-Tax Earnings $167.6 ($11.1) ($4.7) ($7.6) $1.7 ($1.5) $144.5 ($ in millions) Student Gila/ 3rd Party Total DoE Expenses Removed Category Loans Earnest Duncan Xtend Other Servicing Annual Asset Recovery Servicing Total IT - Corporate $15.3 $7.2 $2.0 $5.1 $0.0 $5.1 $34.8 $1.2 $12.3 $13.5 IT - Subsidiary Level 2.7 1.3 0.4 0.9 0.0 0.9 6.1 0.2 2.2 2.4 Legal/Government/Risk/Internal Audit/PR 5.0 0.0 0.2 0.4 0.0 0.3 6.0 0.3 28.9 29.3 Stock-Based Compensation / Management Incentive Plan 15.9 0.6 2.5 6.7 0.3 4.8 30.9 0.3 0.3 0.6 Office of CFO 12.2 0.4 2.0 5.2 0.2 3.7 23.7 0.2 0.2 0.4 HR/Facilities 8.0 0.3 1.3 3.4 0.1 2.4 15.5 0.6 0.5 1.2 Office of CEO/Marketing/Other 3.2 0.1 0.5 1.3 0.1 1.0 6.2 0.1 0.1 0.1 Estimated share of unallocated overhead $62.4 $9.8 $8.9 $23.1 $0.8 $18.2 $123.2 $3.0 $44.4 $47.5 Reallocation of DoE fixed overhead 49.0 13.6 5.9 15.2 0.3 13.5 97.4 - - - Total Unallocated $111.4 $23.4 $14.8 $38.3 $1.0 $31.7 $220.5 $3.0 $44.4 $47.5 Direct Expenses 183.1 36.0 72.0 172.0 0.0 102.4 565.5 109.2 77.3 186.5 Total Expenses $294.5 $59.4 $86.8 $210.3 $1.0 $134.1 $786.1 $112.2 $121.7 $233.9 Pre-Tax Earnings $670.5 ($44.4) ($18.8) ($30.3) $7.0 ($6.1) $577.9

Additional Operating Expense Questions © Canyon Capital Advisors LLC Page 9 How do you plan to achieve aggressive cost reductions year over year 2018 to 2019? Particularly, how do you justify 30% reduction in office of CEO/marketing, especially if you plan to start originating in school loans? How do in-school origination expenses and expansion of new business factor into the OpEx projections? What are the expected restructuring expenses associated with these cost reductions? What is the anticipated split in cost reductions vis-à-vis headcount, facilities, and other? Why do you not allocate certain expenses which you have identified as pertaining to certain business lines (Duncan and Earnest for example) in unallocated overhead? You seem to do so in your quarterly reporting footnotes. Are facilities reductions due to closing of offices? Details on plan to achieve reductions of Legal/Risk despite ongoing litigation

EXHIBIT 1

PARTICIPANTS IN SOLICITATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following persons are anticipated to be, or may be deemed to be, participants in a solicitation of proxies from the stockholders of Navient Corporation (the “Company”): (i) Canyon Capital Advisors LLC (“Canyon”); (ii) Canyon Value Realization Fund, L.P. (“CVRF”); (iii) The Canyon Value Realization Master Fund (Cayman), L.P. (“CVRMF”); (iv) Canyon Value Realization Fund MAC 18, Ltd. (“CVRF MAC”); (v) Canyon Balanced Master Fund, Ltd. (“CBMF”); (vi) Canyon-GRF Master Fund II, L.P. (“Canyon-GRF”); (vii) Canyon Distressed Opportunity Master Fund II, L.P. (“CDOMF II”); (viii) EP Canyon Ltd. (“EPC”); (ix) Canyon NZ-DOF Investing, L.P. (“Canyon NZ-DOF”); (x) Canyon-EDOF (Master) L.P. (“Canyon-EDOF”); (xi) Mitchell R. Julis (“Mr. Julis”); (xii) Joshua S. Friedman (“Mr. Friedman”); (xiii) Jonathan Heller (“Mr. Heller”); (xiv) Sergey Kamensky (“Mr. Kamensky”); (xv) Mr. Alan Robert Ginsberg (“Mr. Ginsburg”); (xvi) Ms. Ivona Smith (“Ms. Smith”); (xvii) Mr. Gregory A. Pratt (“Mr. Pratt”); and (xviii) Mr. Robert Webster (“Mr. Webster”) (each of (i) to (xviii), a “Participant” and collectively, the “Participants”).

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The direct or indirect interests in the Company of Participants who hold such interests are as follows: (i) Canyon may be deemed to beneficially own 25,649,480 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) by virtue of its direct and indirect control of funds and accounts managed by it; (ii) CVRF holds 4,722,337 shares of Common Stock, including 100 shares held in record name; (iii) CVRMF holds 10,041,929 shares of Common Stock; (iv) CVRF MAC holds 196,977 shares of Common Stock; (v) CBMF holds 6,205,087 shares of Common Stock; (vi) Canyon-GRF holds 665,981 shares of Common Stock; (vii) CDOMF II holds 2,733,741 shares of Common Stock; (viii) EPC holds 441,612 shares of Common Stock; (ix) Canyon NZ-DOF holds 469,816 shares of Common Stock; (x) Canyon-EDOF holds 172,000 shares of Common Stock; (xi) Mr. Julis may be deemed to beneficially own 25,649,480 shares of Common Stock by virtue of his shared control of Canyon; (xii) Mr. Friedman may be deemed to beneficially own 25,649,480 shares of Common Stock by virtue of his shared control of Canyon; (xiii) Mr. Heller beneficially owns 6,000 shares and may be deemed to beneficially own an additional 5,000 shares by virtue of his position as Investment Trustee of JLH Childrens Trust; and (xiv) Mr. Kamensky is the record holder of 3,000 shares of Common Stock.  None of Mr. Ginsburg, Ms. Smith, Mr. Pratt and Mr. Webster owns any shares of Common Stock.